Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Stoneleigh Partners Acquisition Corp.
New York, NY

We hereby consent to the use of the Prospectus constituting a part of this Registration Statement (Amendment No. 11) of our report dated April 5, 2007 relating to the financial statements of Stoneleigh Partners Acquisition Corp. which is contained in that prospectus. Our report contains an explanatory paragraph regarding uncertainties as to the ability of the Company to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Seidman, LLP

BDO Seidman, LLP

New York, New York
May 21, 2007